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                                                                      EXHIBIT 99

[LOGO]                                               FOR IMMEDIATE RELEASE
                                                     CONTACT:  CONWAY G. IVY
                                                     VICE PRESIDENT, CORPORATE
                                                     PLANNING AND DEVELOPMENT
                                                     216-566-2102

                                      NEWS:
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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140

         Cleveland, Ohio, April 26, 2000 - John G. Breen retired today as Chairman, and the Board of Directors of The Sherwin-Williams Company (NYSE:SHW) elected Christopher M. Connor as Chairman. Mr. Connor, Chief Executive Officer since October 1999, continues to hold that title.

         The Board of Directors of The Sherwin-Williams Company expressed its sincere gratitude and appreciation to John G. Breen for his many years of distinguished, invaluable and professional services to the Company.

         Jack began serving the Company in 1979 and has provided the Company twenty-two years of outstanding leadership as Chairman and Chief Executive Officer. Under his leadership, the Company has achieved twenty-two consecutive years of earnings improvement. From 1979 to 2000, the market value of the Company's common stock has increased 41 times from $108 million to $4.4 billion. His tenure has been marked by his unquestioned commitment to delivering quality products to the market place, strong rewards to investors and career enhancing and wealth building opportunities to employees. He has decided to retire April, 2000 after completing the serious task of management development and succession, providing for an orderly transition and continuity in leadership.

         The Board of Directors feels fortunate in having the opportunity to draw upon the advice and counsel which will continue as he remains a member of the Board. As a result of his distinguished service, the Board of Directors approved management's recommendation to honor Mr. Breen by renaming the Cleveland Technical Center to the John G. Breen Technology Center, to be completed in a dedication ceremony on June 9, 2000.

         The Board of Directors also expressed their wishes for a healthy and happy retirement for Jack and Mary Jane Breen.

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